    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1996
                                                    REGISTRATION NO. 333-11745
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               AMENDMENT NO. 3

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               NCO GROUP, INC.
            (Exact name of Registrant as specified in its charter)


            Pennsylvania                                   7322                      23-2858652
---------------------------------------------------------------------------------------------------
  (State or other jurisdiction                 (Primary standard industrial        (I.R.S. employer
of incorporation or  organization)              classification code number)      identification number)

                               1740 Walton Road
                      Blue Bell, Pennsylvania 19422-0987
                           Telephone (610) 832-1440
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Michael J. Barrist, President and Chief Executive Officer
                               NCO Group, Inc.
                               1740 Walton Road
                      Blue Bell, Pennsylvania 19422-0987
                           Telephone (610) 832-1440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
         Francis E. Dehel, Esquire                   Henry D. Kahn, Esquire
       Blank Rome Comisky & McCauley              Lawrence R. Seidman, Esquire
        1200 Four Penn Center Plaza                  Piper & Marbury L.L.P.
     Philadelphia, Pennsylvania 19103                36 South Charles Street
         Telephone: (215) 569-5500                  Baltimore, Maryland 21201
                                                    Telephone: (410) 539-2530

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission Registration Fee..              $   12,888
National Association of Securities Dealers, Inc. Fee                    4,238
Nasdaq Listing Fee  .................................                  34,284
Printing and Engraving Expenses  ....................                 100,000
Accounting Fees and Expenses  .......................                 350,000
Legal Fees and Expenses  ............................                 300,000
Blue Sky Qualification Fees and Expenses  ...........                  25,000
Transfer Agent and Registrar Fees and Expenses  .....                  10,000
Consulting Fee  .....................................                 240,000
Miscellaneous  ......................................                  73,590
                                                                   -----------
 Total  .............................................              $1,150,000
                                                                   ===========

   The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq listing fee, are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Sections 1741 through 1750 of Subchapter D, Chapter 17, of the
Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

   Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

   Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

   Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

   Section 1745 provides that expenses (including attorney's fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.


   Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

   Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

   Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

   Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

   For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to the Company's Articles of Incorporation and Bylaws, copies of which are filed as Exhibits 3.1 and 3.2, respectively, which provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.

   Reference is also made to Section 11 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   In connection with the Company's purchase of certain assets of B. Richard Miller, Inc. in April, 1994, the Company issued 123,803 shares of Common Stock to the seller. In addition, Bernard Miller, the principal shareholder of the seller, received an option to purchase up to an additional 86,881 shares of Common Stock, which option was exercised in 1995. These transactions were made in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

   In July 1995, the Company issued a warrant to purchase an aggregate of 175,531 shares of the Company's Common Stock to Mellon Bank, N.A. in connection with its Credit Agreement. The warrant expires on July 31, 2005 and provides for exercise at a nominal price. The Company issued a warrant to purchase an additional 46,560 shares of Common Stock to Mellon Bank, N.A. upon the amendment of the Credit Agreement in September 1996. This warrant expires on July 31, 2005 and provide for an exercise price per share equal to the initial pubic offering price. All of the warrants were issued in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

   Pursuant to the Company's 1995 Stock Option Plan, in June, 1995 and September, 1996, respectively, the Company issued options to purchase an aggregate of 367,321 shares of Common Stock to certain executive officers and key employees. All of the options were issued in connection with such employee's employment with the Company and no cash or other consideration was received by the Company in exchange for such options. The options were issued in reliance upon the exemption from the registration requirements provided by Rule 701 under the Securities Act.


   On September 3, 1996, the Company issued one share of Common Stock of the Company in exchange for each outstanding share of common stock of NCO Financial and NCO Financial became a wholly-owned subsidiary of the Company. The stock was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements provided by
Section 4(2) of the Securities Act.



   On September 5, 1996, the Company acquired all of the outstanding stock of MAB. As part of the purchase price, the Company issued a Convertible Note in the aggregate principal amount of $1.0 million. This note is convertible into 83,333 shares of Common Stock at the assumed initial public offering price of $12.00 per share. The note was issued in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
       (a) Exhibits
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

      Exhibit No.                                                 Description
     ---------------                                              ------------
           1.1    Form of Underwriting Agreement (draft of September 3, 1996).
           2.1    Stock Purchase Agreement, by and among the Company; and Craig Costanzo and Andrew J. Boyuka, as Trustee
                  of the Susan E. Costanzo Grantor Trust and Christopher A. Costanzo Grantor Trust, relating to the acquisition of MAB.
           2.2    Asset Purchase Agreement dated December 8, 1995 by and between the Company and Trans Union Corporation.
           3.1    The Company's amended and restated Articles of Incorporation.
           3.2    The Company's amended and restated Bylaws.
           4.1    Specimen of Common Stock Certificate.
           5.1    Opinion of Blank Rome Comisky & McCauley.
          10.1    Employment Agreement, dated September 1, 1996, between the Company and Bernard R. Miller.
          10.2    Employment Agreement, dated September 1, 1996, between the Company and Michael J. Barrist.
          10.3    Employment Agreement, dated September 1, 1996, between the Company and Charles C. Piola, Jr.
          10.4    Employment Agreement, dated September 1, 1996, between the Company and Joseph C. McGowan.
          10.5    Employment Agreement, dated September 1, 1996, between the Company and Steven L. Winokur.
          10.6    Agreements of Lease dated May 9, 1995, as amended, between the Company and 1710-20 Sentry East
                  Associates, L.P., relating to the offices located at 1710 Walton Road, Blue Bell, Pennsylvania.
          10.7    Agreements of Lease dated July 1, 1993 between the Company and 1740 Sentry East Associates, L.P., relating to the offices located at 1740 Walton Road, Blue Bell, Pennsylvania.
          10.8    Lease Agreement by and between The Uniland Partnership, L.P. and Management Adjustment Bureau, Inc.,
                  as amended by First Amendment to Lease, dated December 10, 1994, as further amended by Second Amendment to Lease, dated December 10, 1994.
          10.9    Software License Agreement and Software Purchase Agreement, by and between the Company and CRSoftware,
                  Inc., relating to computer software (CRS Credit Bureau Reporting Software) and computerhardware.
         10.10    Amended and Restated 1995 Stock Option Plan.
         10.11    1996 Stock Option Plan.
         10.12    1996 Non-Employee Director Stock Option Plan.
         10.13    Amended and Restated Credit Agreement by and among the Company, its subsidiaries and Mellon Bank, N.A., dated September 5, 1996.
         10.14    Amended and Restated Security Agreement, dated September 5, 1996, by and among the Company, its subsidiaries and Mellon Bank, N.A.
         10.15    Warrant Agreement, dated July 28, 1995, by and between the Company and Mellon Bank, N.A. and Amendment dated September 5, 1996.
         10.16    1996 Warrant Agreement, dated September 5, 1996, by and between the Company and Mellon Bank, N.A.
         10.17    Amended and Restated Registration Rights Agreement, dated September 5, 1996, by and between the Company and Mellon Bank, N.A.
         10.18    Amended and Restated Limited Guaranty Agreement, dated September 5, 1996, made by Michael J. Barrist,
                  Charles C. Piola, Jr., Annette H. Barrist and Bernard R. Miller in favor of Mellon Bank, N.A.



------
*Filed herewith.



      Exhibit No.                                                 Description
     ---------------                                              ------------

         10.19    Amended and Restated Stock Pledge Agreement, dated September 5, 1996 made by Michael J. Barrist, Charles
                  C. Piola, Jr., Annette H. Barrist, and Bernard R. Miller, in favor of Mellon Bank, N.A.
         10.20    Stock Pledge Agreement, dated as of September 5, 1996 made by NCO of New York, Inc. in favor of Mellon
                  Bank, N.A.
         10.21    Convertible Note dated September 1, 1996, made by the Company in the principal amount of $1,000,000, as partial payment of the purchase price for the acquisition of MAB.
         10.22    Distribution and Tax Indemnification Agreement
         10.23    Irrevocable Proxy Agreement by and between Michael J. Barrist and Annette H. Barrist.
         10.24    Common Stock Purchase Warrant for 175,531 shares issued to Mellon Bank, N.A.
         10.25    Common Stock Purchase Warrant for 46,560 shares issued to Mellon Bank, N.A.
         10.26    Commitment Letter dated September 6, 1996 issued by Mellon Bank, N.A.
         10.27    Indemnification Agreement by and between NCO Financial Systems, Inc., Management Adjustment Bureau,
                  Inc. and Craig Costanzo.
          21.1    Subsidiaries of the Registrant.
          23.1    Consent of Coopers & Lybrand L.L.P.
          23.2    Consent of Ernst & Young LLP.
          23.3    Consent of Blank Rome Comisky & McCauley (included in the opinion filed as Exhibit 5.1 hereto).
          24.1    Power of Attorney of directors and officers (included on Page II-5).
          27.1    Financial Data Schedules.
          99.1    Consent of Eric Siegel to be named as a director.
          99.2    Consent of Allen Wise to be named as a director.

------
*Filed herewith.

       (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS.

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned hereby undertakes:

   (1) to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser;

   (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective; and

   (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                                  SIGNATURES




   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Blue Bell, Pennsylvania, on November 6, 1996.

                                            NCO GROUP, INC.




                                            By:  /s/ Michael J. Barrist
                                            ---------------------------------
                                              Michael J. Barrist,
                                              President and Chief Executive
                                              Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                              Title                         Date
             ---------                              -----                         ----


       /s/ Michael J. Barrist       Chairman of the Board,                November 6, 1996
----------------------------------  President and Chief Executive
          Michael J. Barrist        Officer (principal executive
                                    officer)

     /s/ Charles C. Piola, Jr.
----------------------------------  Executive Vice President and          November 6, 1996
       Charles C. Piola, Jr.        Director


       /s/ Steven L. Winokur        Vice President of Finance,            November 6, 1996
----------------------------------  Chief Financial Officer and
         Steven L. Winokur          Treasurer (principal financial
                                    and accounting officer)

      /s/ Bernard R. Miller
----------------------------------  Senior Vice President,                November 6, 1996
         Bernard R. Miller          Development and Director

